Exhibit 99.2

William E. Corn
Ocean Ridge, FL  33435-6244

May 11, 2009

Anthony Harrison, Chairman of the Board
Astrata Group Incorporated
940 South Coast Drive
Costa Mesa, CA  92626

Dear Tony

For personal and professional reasons I am now spending the vast majority of my time in Brazil and as a result my level of involvement and interaction with both the Board of Astrata and the Company in general has effectively been reduced to participating in Telephonic Board Meetings.

Also having spoken with Martin I understand that there are no short term plans to expand into Brazil and / or South America where I feel my experience would be of great value.

Accordingly, after due consideration, I have decided that I should resign from the Board of Astrata Group Incorporated and am writing this letter to formally tender my resignation from the Board with immediate effect.

I will remain available to both the Board and the Company in its future endeavors and should you decide to active plans with regard to South America I will gladly provide you with advice and assistance.

Please ask Martin to make any necessary filings with the SEC and on my behalf to announce my resignation.

I have enjoyed my time with Astrata and want to personally thank you for your efforts and outstanding achievements in securing both the SCDF and SSS contracts for what at that time was a small start up.  I know you give credit to the team in this regard but I think it is time that someone stated the truth.  Without YOUR drive and efforts neither of these contracts would have come to fruition.

I would also like to state, it has been my pleasure to work with both you and Martin Euler and it would be without hesitation to do so again.

With Very Best Regards,

/s/ WILLIAM E CORN
William E Corn